Contacts:
Retrophin, Inc.	Rx Communications Group
Marc Panoff, CFO	Paula Schwartz (Investors)
(917) 261-3684	(917) 322-2216
marc@retrophin.com	pschwartz@rxir.com

Cornelius E. Golding Joins Retrophin, Inc.’s Board of Directors

New York, NY (September 26, 2013) – Retrophin, Inc. (OTCQB: RTRX) today announced that it has elected Cornelius (“Neal”) E. Golding to its Board of Directors, effective October 1, 2013. Mr. Golding will also serve as Chairman of the Audit Committee. His appointment brings the Company’s Board to four members.

Commenting on today’s news, Martin Shkreli, Founder, President and Chief Executive Officer of Retrophin, noted, “We are pleased to welcome Neal to our Board of Directors and as Chairman of our Audit Committee. He joins Retrophin at a critical time in the Company’s life cycle. As such, we expect to leverage his extensive knowledge base and expertise as we pursue our operational and financial goals. This includes the continued development and ultimate commercialization of our product pipeline, as well as future financings and potential strategic acquisitions.”

Mr. Golding brings to Retrophin more than 44 years of experience in finance and accounting. Most recently, from August 1994 until his retirement in September, 2003, he served as Senior Vice President and Chief Financial Officer of Atlantic Mutual Insurance Company, where, among other responsibilities, he oversaw the organization’s corporate investment portfolio. Before that, Mr. Golding spent 13 years in various management and executive positions at Atlantic Mutual Insurance Company, including Senior Vice President and Comptroller, Vice President and Comptroller and Vice President-Internal Audit. Prior to that, he served as Vice President of Ideal Mutual Insurance Company, Assistant Controller of AIG, and in various positions at Crum & Forster. Earlier in his career, Mr. Golding worked at the Robert Stigwood Organization and as an auditor for the independent accounting firm of Price Waterhouse (now PriceWaterhouseCoopers).

In addition to Retrophin, Mr. Golding currently serves on the Boards of Directors of United Automobile Insurance Group and Hudson City Bancorp (Chair of Risk Committee).  He is also a Trustee of the John A. Forster Trust. He previously served on the Board of Directors of Neurologix, Inc., Somerset Hills Bancorp and National Atlantic Holding Corporation. A graduate of St. John Fisher College, Mr. Golding holds an MBA from Fairleigh Dickenson University and is also a graduate of the Advanced Education Program at the Wharton School of the University of Pennsylvania.  He is a retired CPA, as well as a member of the American Institute of CPAs and the New York State Society of CPAs.

About Retrophin

Retrophin is a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during 2013. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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